UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50863

Date of Report: November 3, 2008

NEXXNOW, INC.
(Exact name of registrant as specified in its charter)

New York	30-0299889
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

37 Hamburg Street, East Aurora, NY	14052
(Address of principal executive offices)	(Zip Code)

(716) 714-7102
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Change in Control of Registrant
Item 3.02	Unregistered Sale of Equity Securities

On November 3, 2008 Kenneth Keller acquired control of NexxNow by purchasing 6,097,013 shares of its common stock.  The shares were transferred to Mr. Keller by Brittany Wier (5,100,000 shares), Market Vision Consulting, Inc. (554,077 shares) and Thaddeus A. Wier, Jr. (442,936 shares).  In exchange for the shares, Mr. Keller paid to the sellers a total of $50,000, which he drew from his personal funds.

On November 7, 2008 NexxNow issued to Kenneth Keller a convertible debenture.  The debenture was issued in satisfaction of obligations of NexxNow to Kenneth Keller in the amount of $321,647 and in consideration of a loan by him to NexxNow of $15,000.  The debenture bears interest at 6% per annum and is due on January 15, 2009.  Mr. Keller may convert the debenture into the greater of (a) the number of common shares issuable upon conversion at 25% of the market price for the common stock, or (b) a number of common shares that, when combined with other NexxNow shares owned by Mr. Keller, will equal 90% of the outstanding shares.

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers

On November 16, 2008 Paul Riley resigned from his position as President and Chief Executive Officer of NexxNow, and resigned from his position as a member of NexxNow’s Board of Directors.

On November 21, 2008 the Board of Directors appointed Sterling Shepperd to serve as interim President and Chief Executive Officer.  Mr. Shepperd has previously served as NexxNow’s Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NexxNow, Inc.
Dated: December 19, 2008	By: /s/ Sterling Shepperd
Sterling Shepperd, Chief Executive Officer